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                                RUDNICK & WOLFE
                            203 NORTH LASALLE STREET
                                   SUITE 2800
                          CHICAGO, ILLINOIS 60601-1293





                                  June 9, 1997





Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as special tax counsel to Equity Residential Properties Trust, a Maryland real estate investment trust and its predecessors (the "Company"), in connection with its registration statement on Form S-3 No. 333-27153 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on May 14, 1997, relating to the proposed public offering of up to $674,769,287 in aggregate amount of its (i) common shares of beneficial interest, $.01 par value (the "Common Shares"), (ii) one or more series of its preferred shares of beneficial interest, $.01 par value (the "Preferred Shares"), (iii) depositary shares representing fractional interests in Preferred Shares (the "Depositary Shares," and, together with the Common shares, and Preferred Shares, the "Securities"), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus dated June 9, 1997 (the "Prospectus") which will form a part of the Registration Statement to be filed with the Commission pursuant to Rule 424(b)(5), and as to be set forth in one or more supplements to the Prospectus. In connection with the registration of the Preferred Shares, Common Shares and a Depositary Shares, we have been asked to provide an opinion regarding certain federal income tax matters related to the Company. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Registration Statement.



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     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

     In rendering our opinion, we have examined such statutes, regulations, records, certificates, opinions of other counsel and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement; (2) the Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") as in effect on the date hereof; (3) the Fourth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership, dated September 30, 1995 as in effect on the date hereof; (4) the Company's Joint Proxy Statement/Prospectus, dated April 25, 1997; and (5) such other documents as may have been presented to us by the Company from time to time. The opinion set forth in this letter also is premised on certain written representations of the Company and the Operating Partnership made to us.

     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company, the Operating Partnership, and the Subsidiary Entities (as defined in the Prospectus) each have been and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company agreement, articles of incorporation or other organizational documents in the Prospectus. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland, that the Subsidiary Entities that are corporations are validly organized and duly incorporated under the laws of the states in which they are incorporated, and that the Operating Partnership, and the


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Board of Trustees
Equity Residential Properties Trust
June 9, 1997
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Subsidiary Entities that are partnerships or limited liability companies are duly organized and validly existing partnerships or limited liability companies under the laws of the states in which they are organized.

     Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

      I. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT and under the Code for its taxable years ended December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996,
           and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT; and

      II. The discussion in the Prospectus under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company and the Operating Partnership, or to any investment therein.

     The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownerships. Rudnick & Wolfe will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the Subsidiary Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "Federal Income Tax Considerations." We note that the Prospectus does not necessarily address all of the federal income tax considerations that may be relevant to a holder of Securities, depending upon the particular form and economic terms of the Securities when issued. It is our understanding that in